Exhibit 11.1

ArdaghMetalPackaging

Group Legal & Compliance

Insider Trading Policy

Issue date: December 2023

Version: 1.0

Contents

1.0	Purpose	2
2.0	What is Material Non-Public Information	2
3.0	Scope	2
3.1	Parties	2
3.2	Transactions	3
4.0	Restrictions for Insiders	3
5.0	Additional Restrictions for Permanent Insiders	3
5.1	Permanent Insiders	3
5.2	Pre-Clearance Procedures	4
5.3	Closed Periods	4
6.0	Additional Restrictions for Persons Discharging Managerial Responsibilities	5
7.0	Insider Lists	5
8.0	Prohibited Trading	5
9.0	Exception for Approved 10b5-1 Trading Plans	6
10.0	Handling of Material Non-Public Information	6
11.0	Sanctions	6
12.0	Third-Party Securities Transactions	6
13.0	Further Information	6

1.0	Purpose

This Insider Trading Policy (the “Policy”) provides procedures and guidelines with respect to transactions in the securities of Ardagh Metal Packaging S.A. and its subsidiaries (“AMP”) and the handling of Material Non-Public Information (as defined below) about AMP and the companies with which AMP does business. AMP’s board of directors (the “Board”) has adopted this Policy to ensure compliance with applicable securities laws, including U.S. federal securities laws and regulations and the EU Market Abuse Regulation, and to protect AMP from the legal and reputational consequences of insider trading.

This Policy also provides guidance with respect to transactions in the securities of third parties. See “Section 12.0 Third Party Securities Transactions” for further information.

2.0	What is Material Non-Public Information

“Material Non-Public Information” is information about a company that is not available to the general public and is of such nature that there is a substantial likelihood for a reasonable investor to consider it important in making a decision to buy, hold or sell the security, or where the information is likely to affect the market price of the security. In other words, if such information would affect your decision whether to buy or sell the security, it would probably have the same effect on others and would accordingly qualify as Material Non-Public Information. Material Non-Public Information can be positive or negative, and can relate to any aspect of AMP’s business.

Examples of Material Non-Public Information are as follows:

●	Unpublished financial results;
●	Non-public plans to acquire another company or to sell an asset or business;
●	Planned, but unreleased, key product announcements;
●	Significant pending or threatened litigation that is not public;
●	The gain or loss of a significant customer or supplier that is not known to the public;
●	Significant information relating to our competitors, customers or suppliers that is not known to the public;
●	Unannounced changes in senior management; and
●	Any other information that is likely to have a significant impact on financial results or share price.
3.0	Scope
3.1	Parties

This Policy applies to all directors, officers and employees, contractors and advisers of AMP and where such persons have access to Material Non-Public Information, such persons are referred to as “Insiders”, and any of their spouse, partner and dependent family members, and those who otherwise share a household with such Insider (“Related Persons”). This Policy also applies to any entities controlled by Insiders, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.

3.2	Transactions

This Policy applies to all transactions involving AMP’s securities, including our ordinary shares, warrants and bonds as well as any other securities that AMP may issue from time to time.

Such transactions include but are not limited to:

●	Purchases and sales;
●	Using AMP’s securities as security for a loan or other obligation; and
●	Entering into, amending or terminating any agreement in relation to AMP securities (for example, a trading plan).

For procedures and guidelines regarding transactions in the securities of Ardagh Group S.A. and its subsidiaries, excluding AMP (“Ardagh Group”) or the parent companies of Ardagh Group by Insiders, please consult the applicable Insider Trading Policy of the relevant entities.

4.0	Restrictions for Insiders

If an Insider is in possession of Material Non-Public Information relating to AMP or a third party, they or their Related Persons must not trade in AMP securities or pass such Material Non-Public Information on to someone who may trade in AMP securities (known as “tipping”).

If you possess any Material Non-Public Information, applicable securities laws and this Policy require that you refrain from trading in AMP securities until after this Material Non-Public Information is released to the public and absorbed by the market or is no longer material.

When in doubt about whether particular information would be considered Material Non-Public Information, the presumption should be that it is considered as such.

5.0	Additional Restrictions for Permanent Insiders
5.1	Permanent Insiders

To avoid even the appearance of impropriety, additional restrictions on trading AMP securities by persons who have access to Material Non-Public Information on an ongoing basis (referred to as “Permanent Insiders”) apply.

The following are considered Permanent Insiders:

●	members of the board of directors of Ardagh Metal Packaging S.A. (the “Board”);
●	senior management team of AMP;
●	direct reports to members of the senior management team of AMP;
●	any other AMP employee identified as a Permanent Insider; and
●	their Related Persons.
5.2	Pre-Clearance Procedures

Permanent Insiders may not engage in a transaction in AMP securities without first obtaining pre-clearance of the transaction from the Board. A request for pre-clearance should be submitted in writing by email to the Company Secretary at least two business days in advance of the proposed transaction.

The Board is under no obligation to approve a transaction submitted for pre-clearance, and may determine in its sole discretion, not to permit the proposed transaction. Unless revoked, the trade must be executed as soon as possible and in any event within the deadline set by the Board (which normally will be no later than five business days following the day on which pre-clearance was granted). If a Permanent Insider seeks pre-clearance and the request is denied, then they should refrain from initiating any transaction in AMP securities, and should not inform any other person of the restriction.

Permanent Insiders must not submit an application for clearance to trade if they are in possession of Material Non-Public Information. If the Permanent Insider becomes aware that they have or may be in possession of Material Non-Public Information after submitting a request for pre-clearance, they must inform the Company Secretary as soon as possible, and must refrain from trading in any AMP securities (even if clearance has been given).

5.3	Closed Periods

Permanent Insiders are not permitted to trade in AMP’s securities during a “Closed Period,” which occurs during:

●	the period between the 15th day of the last month of each fiscal quarter and the date of the publication of AMP’s quarterly results;
●	the period between 15 December and the date of the publication of AMP’s annual results;
●	the 24-hour period after the publication of either AMP’s quarterly or annual results; and
●	such other periods as the Board may designate if necessary to prevent market abuse or the appearance thereof.

Permanent Insiders should also instruct their investment managers not to trade in AMP securities on their behalf during closed periods.

6.0	Additional Restrictions for Persons Discharging Managerial Responsibilities

Under the EU Market Abuse Regulation, members of the Board and the senior management team of AMP are considered Persons Discharging Managerial Responsibilities (“PDMRs”) and they and their Related Persons are subject to the further restrictions set out in this section. PDMRs must provide the Company Secretary with a list of persons closely associated with him or her and notify the Company Secretary of any changes that need to be made to that list.

In accordance with the requirements of the EU Market Abuse Regulation, PDMRs must immediately notify AMP in writing of any transaction in AMP’s bonds by them or their Related Persons. PDMRs are required to notify the relevant regulator of such transactions within three business days of the transaction date, and AMP is required to publish this information on the exchange where the relevant bonds are listed no later than two business days after receiving notification of the transaction.

The Company Secretary can provide you with the appropriate forms and can assist you with completing and submitting them to the relevant regulator. Once completed, you should submit a copy of the notification to the Company Secretary.

7.0	Insider Lists

AMP is required under the EU Market Abuse Regulation to maintain lists of Insiders who are in possession of Material Non-Public Information (the “Insider Lists”) and PDMRs. The Insider Lists are comprised of (i) our Permanent Insiders and (ii) Insiders involved on specific transactions, as and when required. The Insider Lists will be maintained by the Company Secretary.

8.0	Prohibited Trading

Insiders are also prohibited from directly or indirectly participating in transactions involving trading activities with respect to AMP securities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety. The Company Secretary can provide you with further information on such non-permitted or restricted transactions, which include the following:

●	Short Sales: Insiders may not engage in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to AMP securities;
●	Hedging Transactions: Insiders may not enter into any derivative or similar transactions, such as puts and calls, options and forward contracts, with respect to AMP securities, without obtaining pre-clearance of the Board; and

●	Margin Accounts and Pledges: Insiders may not pledge AMP securities or hold them in a margin account as collateral for a loan, without obtaining pre-clearance of the Board.
9.0	Exception for Approved 10b5-1 Trading Plans

The trading restrictions in this Policy do not apply to transactions under a written plan, contract, instruction or arrangement under Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, as amended, that has been reviewed and approved in advance by the Board outside of a Closed Period before any trades are made.

10.0	Handling of Material Non-Public Information

You may not disclose Material Non-Public Information to anyone, except to persons within AMP or the Ardagh Group, or third-party contractors and advisers of AMP, whose positions require them to know it, until such information has been publicly disclosed by AMP. Where there is a legitimate business purpose for disclosing Material Non-Public Information, you must ensure that the recipient is aware of the confidential nature of the information and that the information remains confidential.

11.0	Sanctions

Securities laws prohibit trading based on Material Non-Public Information. A violation of these laws can result in civil and criminal liability. Failure to comply with this Policy may result in internal disciplinary action, up to and including termination of employment.

12.0	Third-Party Securities Transactions

Certain Material Non-Public Information that is related to our business or related to another company with a business relationship with AMP may not affect our securities but may affect the price of another company’s securities, such as a competitor, customer or supplier. You or your Related Persons must not use this information to gain personal financial benefit and, accordingly, must not trade in securities of such other company. This type of information would include, for example, AMP’s plan to make a major investment in another company, to acquire a competitor or to award a large piece of business to a supplier. The tipping restriction referred to in “Section 4.0 Restrictions for Insiders” applies equally in these circumstances.

13.0	Further Information

If you have any questions about this Policy or its application to any proposed transaction, please contact the Company Secretary for additional guidance. This Policy supersedes any previous policy of AMP concerning insider trading.